UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 21, 2011
WESTWOOD ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14691	95-3980449

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 West 42nd Street New York, NY	10036

(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (212) 419-2900
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 21, 2011, we announced the consummation of the transactions contemplated by the Merger Agreement, dated as of July 30, 2011 (as amended, the "Merger Agreement"), by and among Westwood One, Inc. ("Westwood"), Radio Network Holdings, LLC, a Delaware corporation (since renamed Verge Media Companies, LLC, "Merger Sub"), and Verge Media Companies, Inc. ("Verge"). Verge merged with and into Merger Sub, with Merger Sub (the “Merger”) continuing as the surviving company (the “Company”).

Pursuant to the Merger Agreement and in connection with the Merger, each issued and outstanding share of previously existing Westwood common stock was reclassified and automatically converted into one share of Class A Common Stock without any further action on the part of the holders of the Westwood's common stock. In connection with the Merger, each outstanding share of common stock of Verge was automatically converted into and exchanged for the right to receive 6.838482776 shares of Class B Common Stock. Westwood issued 34,237,638 shares of Class B Common Stock to Verge stockholders, representing approximately 59% of the issued and outstanding shares of common stock of the Company on a fully diluted basis. No fractional shares of Class B Common Stock were issued in connection with the Merger and holders of fractional shares of Class B Common Stock received a whole share of Class B Common Stock in lieu thereof. In connection with the Merger, Westwood also issued 9,691.374 shares of Series A Preferred Stock (the “Series A Preferred Stock") to Verge stockholders, calculated in accordance with the Merger Agreement. In connection with the Merger and pursuant to a Letter Agreement, dated as of July 30, 2011, by and among Westwood, Gores, certain entities affiliated with Oaktree Capital Management, L.P., and certain entities affiliated with Black Canyon Capital LLC (the “Letter Agreement"), Westwood also issued $30 million in aggregate principal amount of Senior Subordinated Unsecured PIK Notes (the “PIK Notes") to Gores, certain entities affiliated with Oaktree Capital Management, L.P., and certain entities affiliated with Black Canyon Capital LLC.

On October 24, 2011, the Company’s ticker symbol was changed from “WWON” to “DIAL.” Westwood’s common stock continues to be traded on the NASDAQ Global Market. As described in the Information Statement on Schedule 14C filed on November 18, 2011, Westwood anticipates that it will change its name to Dial Global, Inc. on or about December 12, 2011.

The Merger constitutes a “reverse merger” for accounting purposes, with Verge being treated as the acquirer. Accordingly, the pre-acquisition consolidated financial statements of Verge will be treated as the historical financial statements of the Company going forward and will be included in the Company’s Annual Report on Form 10-K to be filed for the year ending December 31, 2011.

Section 5 Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

Pursuant to the Merger described above, the Class B Common Stock held by Triton Media Group, LLC ("Triton Media") represents approximately 59% of the beneficial ownership and voting power in Westwood and has the right to elect a majority of the Board. As a result of Triton Media’s control of the Board and its ownership of securities of Westwood representing a majority of its voting power, Triton Media has acquired control of Westwood and, generally, has the power to control the outcome of matters submitted to stockholders requiring a majority vote.

The information set forth in Item 2.01 above is hereby incorporated into this Item 5.01 by reference.

Section 9 Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits.

The following is a list of the exhibits filed as a part of this Form 8-K:

Exhibit No.	Description of Exhibit
99.1
Financial information including Financial Statements, Management's Discussion and Analysis of Financial Condition and Results of Operations, Quantitative and Qualitative Disclosures About Market Risks, Controls and Procedures and Other Information for the Three and Nine Month Periods Ended September 30, 2011 and 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTWOOD ONE, INC.

By: /S/ Hiram M. Lazar
Name: Hiram M. Lazar
Title: Chief Financial Officer

Date: December 9, 2011